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                                                                    EXHIBIT 10.6

                             EMPLOYMENT AGREEMENT

          This Agreement, effective as of April 28, 1997 ("Effective Date"), is by and between Corporate Express, Inc. (the "Company"), a Colorado corporation, and Mark Hoffman ("Employee").

          WHEREAS, the Company wishes to employ Employee and Employee desires to accept such employment under the terms and conditions provided herein.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, the parties agree as follows:

          1.  Employment.  The Company shall employ Employee as President North
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American Operations, and Employee hereby accepts such employment and agrees to perform such duties and undertake such responsibilities as are customarily performed by others holding positions similar to that assigned to Employee in similar businesses, subject to the general and customary supervision of the Company's President and Chief Operating Officer.

          2.  Full-Time Best Efforts.  Employee shall devote his full and
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exclusive professional time and attention to the performance of his obligations under this Agreement, and will at all times faithfully, industriously and to the best of his ability, experience and talent, perform all of his obligations hereunder. Notwithstanding the foregoing, the Company acknowledges that Employee may serve as an outside director of one company during the term of his employment, so long as such company is pre-approved by the President or CEO of the Company. Employee currently serves as a director of APS Holdings, Inc. ("APS") and the Company agrees that Employee may continue to serve in such capacity.

          3.  Term of Employment.  Employee's term of employment shall continue
              -------------------
uninterrupted from the date of this Agreement until April 28, 2001. The term of this Agreement may be extended for one or more additional one year terms following the expiration of the initial term upon mutual agreement of the parties.

          4.  Compensation.  Commencing April 28, 1997 and continuing during the
              -------------
term of this Agreement, the Company shall pay Employee an annual base salary of not less than $260,000 payable at the usual times for the payment of the Company's salaried employees, subject to adjustment as provided herein. Employee's base salary shall be reviewed at least annually and may be increased, but not decreased without Employee's consent, consistent with general salary increases for the Company's executive employees or as appropriate in light of the performance of Employee and the Company. Employee will be eligible for an annual bonus plan that will pay amounts based partially on the Company's earnings per share as compared to a plan approved by the Company's Board of Directors ("Plan") and partially on objectives negotiated with the President or CEO ("Objectives"). If Plan is achieved and the Objectives are obtained, Employee will receive a bonus equal to 50% of Employee's then-current base salary. If Plan is exceeded subject to targets established annually by the Board of Directors and the Objectives are exceeded, the bonus can increase to up to 100% of Employee's then-current base salary.
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          5.  Benefits and Incentive Compensation.
              ------------------------------------

              (a) Employee shall be entitled to receive all benefits (such as medical, dental, disability and life insurance, paid vacation, and retirement plan coverage) as are generally available from time to time to senior executives of the Company. Employee shall be eligible to participate in any bonus, incentive compensation, stock option, performance unit or similar plans or programs as the Company may maintain for compensating senior executives at such level of participation as the Company's Board of Directors may determine in its reasonable discretion based upon Employees's responsibilities and performance.

              (b) Promptly after approval of this Agreement by the Board of Directors of the Company and after the Effective Date of this Agreement, the Compensation Committee will grant Employee options to purchase 450,000 shares of common stock of the Company at the then current market price per share on the date of grant, which options will vest over 4 years in equal annual installments (25% per year), with the first installment vesting on the date that Employee and his family relocate their residence to the Denver area (the "Relocation Date"), or April 28, 1998, whichever occurs later. In addition, the Board will grant to Employee options to purchase 300,000 shares of common stock on similar terms and conditions as the performance vesting options granted at or about the same time to other executive officers.

          6.  Signing Bonus and Relocation Expenses.
              --------------------------------------

              Upon approval of this Agreement by the Board of Directors, and on or immediately after the Effective Date of this Agreement, Employee shall receive a $100,000 signing bonus. So long as Employee relocates to Colorado by June 30, 1998, the Company will pay Employee an additional $100,000 which may be applied towards relocation expenses. The Company shall have no further responsibility to reimburse Employee for relocation costs. In addition, during the period between the Effective Date and the Relocation Date (but no later than June 30, 1998), the Company will reimburse Employee for the rent (up to $2,000 per month) paid by Employee for a furnished apartment, and reimburse Employee for travel costs related to three trips each month to his residence in Houston, Texas. Employee will provide adequate documentation for all items to be reimbursed by the Company.

          7.  Termination.
              ------------

              (a) The Company may terminate this Agreement at any time for Cause effective immediately upon written notice to Employee. Such notice shall specify that a termination is being made for Cause and shall state the basis therefor. In such event, Employee shall accrue no additional rights or benefits pursuant to the terms of this Agreement from the date of such termination. For purposes of this Agreement, termination for "Cause" shall be defined as termination because of:

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                  (i) The willful and continued failure by Employee to
substantially perform or the gross negligence in the performance of his duties hereunder for a period of fifteen days after the President or CEO had made a written demand for performance which specifically identifies the manner in which the Board of Directors believes that Employee has not substantially performed his duties.

                  (ii) The commission by Employee of a willful act of dishonesty or misconduct which is demonstrably injurious to the Company.

                  (iii)  A conviction or a plea of guilty or nolo contendere in
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connection with fraud or any crime that constitutes a felony in the jurisdiction involved.

                  (iv) The commission by Employee of repeated acts of alcohol abuse which are demonstrably injurious to the Company or the knowing use of any illegal substances.

              A termination for Cause must be made, if at all, within sixty days after the Company learns of the latest such event which entitles the Company to terminate Employee's employment hereunder.

              (b) Employee may terminate this Agreement upon fifteen days' prior written notice to the Company if the Company has breached any material term or condition of this Agreement without the express previous consent of Employee, and such breach is not cured within the fifteen day period following receipt of written notice of such breach by the Board of Directors of the Company. Employee's notice shall specify the manner in which Employee believes that the Company has breached this Agreement. A breach of this Agreement shall include a change of Employee's position within the Company if the new position is not a comparable position. A position shall be deemed to be "comparable" if it is for the performance of similar duties, at an equal or greater rate of compensation, at a location within fifty miles of Employee's work location, all as determined at the time of the change in position.

              (c) This Agreement shall terminate immediately upon the death of Employee or if Employee is unable to perform his duties hereunder by reason of illness, injury or incapacity for ninety consecutive days (during which time Employee shall continue to be compensated as provided herein). In either such event, Employee or his personal representative, beneficiaries or heirs shall be entitled to receive any benefits provided under any benefit or similar plan or policy adopted by the Company and applicable to Employee, but Employee shall accrue no additional rights or benefits pursuant to the terms of this Agreement from the date of such termination.

          8.  Termination Benefits.  If Employee's employment shall be
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terminated by the Company while this Agreement is in effect for any reason other than for Cause or upon the death or disability of Employee, or if Employee voluntarily terminates employment following a

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breach of this Agreement by the Company which is not cured within the requisite period, then the Company shall pay Employee a termination benefit as follows:

              (a) The Company shall pay up to an amount equal to Employee's monthly base salary, using the rate of base salary in effect immediately prior to Employee's termination of employment, times twelve. Payments shall (i) commence upon termination, (ii) be made at the same rate using the same payment schedule as in effect immediately prior to such termination and (iii) terminate upon the earlier to occur of (a) the date Employee commences paid employment or,
(b) until the termination benefit set forth in the preceding sentence has been paid in full. Employee will also receive his "Earned Bonus" at such time as bonuses are paid to other employees of the Company. "Earned Bonus" shall be calculated based upon the number of full months during the then current bonus period that Employee was employed by the Company divided by the number of months in said bonus period.

              (b) The Company shall continue to provide medical, dental and life insurance coverage to Employee at the same levels of coverage as in effect immediately prior to such date for twelve months.

              (c) One-fourth of any unvested stock options granted to Employee will immediately vest and shall be exercisable as provided in the stock option agreement evidencing such grant.

              (d) Notwithstanding anything in this Section 7 to the contrary, no less than 60 days after the date of a termination causing payment of termination benefits, the Company shall calculate the amount of any "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). If the Company determines that any part of the termination benefit provided pursuant to this Section 7 would not be deductible due to the provision of Section 280G of the Code, the termination benefit shall be reduced to the extent, but only to the extent necessary so that the amount of the termination benefit provided pursuant to this Section 7 will be deductible by the Company. The reduction shall be made in the last payment to be made to Employee hereunder and then, if necessary to the prior payments in reverse chronological order.

          9.  Confidentiality and Non-Competition.
              ------------------------------------

              (a) During the course of his employment, Employee will be working with and will have unlimited access to the most sensitive confidential information and trade secrets of the Company and its subsidiaries (each a "Subsidiary"). Employee shall not, while employed by the Company or any Subsidiary, or at any time thereafter, without the prior written consent of the Company (i) disclose any trade secrets or confidential information of the Company or any Subsidiary (including but not limited to pricing information, customer lists, supply information, internal business procedures, management information systems and techniques, market studies, expansion plans and similar non-public information relating to the internal operations, business policies or practices of the Company or any Subsidiary) to any third party, or (ii) use or permit

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the use of any such trade secrets or confidential information in any way to compete (directly or indirectly) with the Company or any Subsidiary or in any other manner adverse to the Company or any Subsidiary. Upon request from the Company, Employee shall promptly return all records, notes, data, memoranda and other information and documents, and copies thereof, which contain or may contain any such trade secrets and/or confidential information, and shall confirm in writing to the Company that all such materials have been returned.

              (b) Employee shall not, while employed by the Company or any Subsidiary or for a period of three years following the termination of Employee's employment (i) own any interest in, accept employment with, serve as an advisor, consultant, officer, director, agent or in any similar capacity to, or accept compensation (in any form) from, any person, firm or entity (including any new business started by Employee - alone or with others) engaged in any Competitive Business (as hereinafter defined), (ii) contact or solicit any individual or entity that was a customer of the Company or any Subsidiary during the period of Employee's employment for the purpose of diverting any existing or future business of such customers to a competing source or (iii) contact or solicit any employees of the Company (directly or indirectly) for the purpose of causing, inviting or encouraging any such employee to alter or terminate his or her employment relationship with the Company. Notwithstanding anything herein to the contrary, Employee shall be entitled to own as a passive investor no more than 1% of the capital stock of a company required to make public disclosure filings pursuant to the Securities Exchange Act of 1934 without being in violation of this paragraph (b).

              (c) For purposes of this paragraph, a "Competitive Business" means the sale of office products, furnishings, desktop software, equipment and/or related services, provided, however, that a business shall not be deemed to be a Competitive Business unless at least 10% of the gross revenues of such business are derived from the sale of office products, furnishings, desktop software, equipment and/or related services. For purposes of the foregoing 10% test, the gross revenues of the business shall be determined at the subsidiary, divisional or similar level according to the organizational structure of the entity in question.

              (d) If any court shall determine that the duration or geographical scope of any restriction contained in this Section 8 is unenforceable, it is the intention of the parties that the provisions set forth herein shall not be terminated but shall be deemed restricted, amended, and/or reformed to the extent necessary to render it valid and enforceable, provided that such restriction, amendment and/or reformation shall only be applicable to the enforcement of the provisions hereof within the jurisdiction of the court which made such determination.

              (e) Employee acknowledges and agrees that the provisions of this
Section 8 are a reasonable and necessary protection of the immediate and substantial interests of the Company and its Subsidiaries, that any violation of these restrictions would cause substantial injury to the Company and/or its Subsidiaries, and that the Company would not have entered into this Agreement with Employee without the additional consideration offered by Employee in binding himself to the provisions of this Section 8. In the event of a breach or threatened breach

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by Employee of any provision of this Section 8, the Company shall be entitled to apply to any court of competent jurisdiction for a temporary and/or permanent injunction restraining Employee from such breach or threatened breach; provided, however, that nothing herein contained shall be construed to preclude the Company from pursuing any other available remedy for such breach or threatened breach in addition to, or in lieu of, such injunctive relief.

          10.  Outside Directorship and Officership.  Employee will resign from
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all of his director and officer positions (other than the one outside director position with APS) before April 28, 1997 so as of April 28, 1997 Employee will hold no such position (except for with APS) in any company not affiliated with the Company.

          11.  Inventions and Patents.  Employee agrees that all reasonably
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patentable inventions, innovations or improvements in the Company's products or method of conducting its business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him while he is employed by the Company belong to the Company, but may be used by Employee at any time without compensation to the Company (unless the covenant not to compete set forth in Section 8 hereof is in force). Employee will promptly disclose such inventions, innovations or improvements to the officers of the Company.

          12.  Arbitration.  In the event of any dispute between Employee and
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the Company under or related to the terms of this Agreement, the parties hereto agree to submit such dispute to final and binding arbitration in Denver, Colorado pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding on both parties, provided, however, that in arriving at a decision, the arbitrator shall find in favor of one party or the other, and shall not in rendering his decision fashion a compromise or otherwise order an outcome different than that proposed by one of the parties. Such arbitration proceedings shall be completed not later than 90 days following submission, except and only to the extent that such delay is attributable to the unavoidable delay of the arbitrator. The prevailing party in such arbitration shall be entitled to recover all reasonable costs incurred in connection therewith, including reasonable attorney's fees.

          13.  Miscellaneous.
               --------------

               (a) For purposes of this Agreement, notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered in person or by first class United States mail, postage prepaid. Notices to the Company shall be given to the Company's Secretary and Chairman of the Board, addressed to the Company's corporate headquarters. Notices to Employee shall be addressed to Employee's most recent address as set forth in the personnel records of the Company. Notices shall be effective upon receipt. Either party shall be entitled to change the address at which notice is to be given by providing notice to the other party of such change in the manner provided herein.

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               (b) This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements, whether written or oral. This Agreement may be amended only by a writing signed by both parties hereto.

               (c) This Agreement shall be binding upon, and inure to the benefit of the parties, their respective heirs, successors, personal representatives and assigns.

               (d) No waiver of any provision of this Agreement shall be valid until it is in writing and signed by the person or party against whom it is charged.

               (e) The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

               (f) This Agreement shall be subject to and governed by the laws of the State of Colorado.

               (g) This Agreement is subject to approval by the Company's Board of Directors (the "Board") after the results of a reference and background check of Employee's history. Unless otherwise extended by the written consent of the Company, if this Agreement is not approved by the Board prior to March 1, 1997, the Company may terminate this Agreement without penalty or expense by giving written notice of such termination to Employee. In the event the Board approves this Agreement subject to specified changes or modifications, Employee may either consent to such changes or terminate this Agreement by written notice of such termination to the Company, which must be received within 7 days of Board approval. No termination by reason of the failure to obtain Board approval or the refusal of Employee to consent to changes required by the Board as a condition of such approval shall entitle Employee to receive the termination benefits set forth in paragraph 7 hereof.


                              CORPORATE EXPRESS, INC.


                              By:  Robert King
                                 _________________________________

                              Title:
                                    _______________________________


                              EMPLOYEE

                                   Mark Hoffman
                              ____________________________________


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